                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.

                           P R E S S    R E L E A S E


Contact:      Thomas B. Sabol
              Senior Vice President
              Chief Financial Officer
              (256) 580-3500

================================================================================

                  WOLVERINE TUBE REPORTS FIRST QUARTER RESULTS
               COMPANY SECURES $40 MILLION OF ADDITIONAL LIQUIDITY

HUNTSVILLE, ALABAMA, (APRIL 29, 2005) - Wolverine Tube, Inc. (NYSE:WLV) today reported results for the first quarter ended April 3, 2005. Net loss for the first quarter of 2005 was $2.5 million or $0.17 per share, versus net income of $1.4 million, or $0.11 per diluted share ($1.8 million or $0.14 per diluted share excluding restructuring charges) in the first quarter of 2004. Included in this net loss was a $521 thousand tax charge related to the repatriation of $10.2 million from China. Excluding this charge, the net loss would have been $2.0 million or $0.13 per share. Net sales for the first quarter of 2005 were $213.5 million, a 3.7 percent increase over the first quarter of 2004. The increase in net sales is primarily attributable to the rise in COMEX copper prices, partly offset by reduced volumes. COMEX copper prices averaged $1.47 per pound in the first quarter of 2005 compared to $1.23 per pound in the first quarter of 2004. Total pounds of product shipped were 83.8 million pounds, a decrease of 10.3 percent from last year's first quarter. Gross profit for the first quarter of 2005 was to $10.1 million as compared to $17.5 million in the first quarter of 2004.

Commenting on the results, Dennis Horowitz, Chairman and Chief Executive Officer said, "The first quarter of 2005 was challenging and disappointing. The slowing pace of economic growth in the quarter, coupled with three months of declining durable goods orders, impacted not only Wolverine's but other industrial companies' performance. In addition, specific to our industry, were erratic and continually rising copper prices during the quarter. This significantly lowered demand and adversely impacted pricing in our wholesale products business both in the U.S. and in Canada. At the same time," Horowitz continued, "our industrial tube business and to a lesser extent our fabricated products business were negatively impacted by uncertainty of Original Equipment Manufacturers (OEM) build schedules related to the approaching 13 SEER transition, as well as the slow start to the 2005 cooling season and inventory overhang from 2004. On the positive side, demand for technical tube remains strong as our customer base continues to broaden both geographically and in terms of adoption of our newest products. Also, the transition to our Mexico facility continues to go well in terms of both timing and customer acceptance."

"Further," Horowitz stated, "our unionized employees in the Montreal facility chose to reject the Company's contract proposal which had a negative effect on our financial performance in the first quarter, as we experienced work slow downs during the period of contract negotiation preceding the strike. We continue to seek resolution to this issue, but at this time have not been able to come to terms that are satisfactory to the employees while at the same time allowing Wolverine to remain competitive in a very competitive global market. In addition, in reaction to the overall slowing demand, we reduced production schedules and brought down Wolverine produced inventories to improve cash flow and prevent excessive inventory build-up. These actions, while appropriate, negatively affected our earnings since we were unable to absorb fixed costs into inventory," concluded Horowitz.



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

FIRST QUARTER RESULTS BY SEGMENT

Shipments of commercial products totaled 55.5 million pounds, a 9.2 percent decrease from the first quarter of 2004 of 61.1 million pounds. Net sales increased 5.6 percent to $153.1 million. Gross profit for commercial products decreased to $9.6 million, a 35.5 percent decline. This reflects lower volumes, resulting in under absorption of fixed costs. Also, to a lesser extent, the Canadian dollar strengthened against the U.S. dollar which reduced gross profit.

Shipments of wholesale products totaled 23.4 million pounds, as compared to 25.9 million pounds in the first quarter of 2004. Net sales were $45.6 million in the first quarter of both 2005 and 2004. Gross profit was a loss of $124 thousand in the first quarter of 2005 compared to a profit of $1.7 million in the first quarter of the prior year. The substantial decline is principally due to very weak pricing in the U.S. and Canada as well as lower demand in this product segment.

Shipments of rod, bar and other totaled 4.9 million pounds, a 23.0 percent decrease from the first quarter of 2004 of 6.4 million pounds. Gross profit was approximately $565 thousand as compared to $836 thousand last year. Montreal's challenges in the quarter offset gains from the European distribution operations.

LIQUIDITY

Commenting on liquidity, Horowitz stated, "Our cash position was $15.3 million and outstanding borrowings under our revolving credit facility were $7.5 million. As a consequence of the continuing rise in copper price and the impact this has on working capital needs, we repatriated $10.2 million from our China operations, which was primarily used to pay down borrowings on the revolving credit facility. Also, to assure ourselves of adequate liquidity, we have recently completed a $45.0 million accounts receivable securitization facility and have amended and restated our revolving credit facility. The net affect of the above is that we now have borrowing capacity of up to $80.0 million versus $37.5 million at the end of 2004." Horowitz continued, "We are pleased to have completed these transactions and believe that access to additional liquidity is a strong and very positive step for our Company."

OUTLOOK

Commenting on the outlook for the Company Horowitz said, "As we look to the second quarter and balance of 2005, we anticipate a recovery in the wholesale tube market on falling copper prices and as customers begin to hold more normal levels of inventory. We believe industrial tube demand will improve as OEMs begin to ramp-up for the transition to 13 SEER units. We will enjoy continued growth in fabricated products as OEMs further pursue outsourcing initiatives. We anticipate that technical tube demand will remain strong on a global basis. While these demand factors are critical to our success, we must, at the same time, sharpen our focus on internal improvements including operating efficiencies, yield, productivity and cost. We are actively reviewing a number of opportunities in these areas."



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

FIRST QUARTER CONFERENCE CALL

The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. ET) to discuss the contents of this release. Dial in to the conference call line at (800) 311-9402 Access Code: Wolverine, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company's website at http://www.wlv.com, in the Investor Relations section under the "Conference Calls" link. If you are unable to participate at this time, a replay will be available through May 29, 2005 on this website or by calling
(877) 919-4059 (pass code: 71067292). Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of income from continuing operations to earnings before interests, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.


ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "should", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company's expectations of future sales, earnings and cash flows. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions about the Company's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future sales, earnings and cash flows, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; the duration and financial impact of the Montreal strike; fluctuation in the COMEX copper price; the levels of North American commercial construction activity; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the effect of the 13 SEER regulations on product demand and the seasonality of our business; unanticipated costs or delays in the continued ramp-up of production and the ability to sustain cost efficiencies at our Monterrey, Mexico facility; the level of customer demand in the Mexican market; our ability to realize the expected benefits of the Chinese distribution agreement; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; pension and healthcare costs; the success of our product and process development activities, productivity and efficiency initiatives, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives and our ability to continue de-leveraging our balance sheet. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.

                             -- TABLES TO FOLLOW --

 WLV Reports 1st Quarter Results
 Page 5
 April 29, 2005


                       WOLVERINE TUBE, INC. FINANCIAL DATA
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                          Three-month period ended
 In thousands, except per share data                      4/3/2005        4/4/2004
                                                         --------------------------
 Pounds shipped                                             83,759          93,352
===================================================================================

 Net sales                                               $ 213,482       $ 205,805
 Cost of goods sold                                        203,422         188,320
-----------------------------------------------------------------------------------
 Gross profit                                               10,060          17,485
 Selling, general and administrative expenses                8,308           9,437
 Restructuring charges (benefits)                              (82)            571
-----------------------------------------------------------------------------------
 Operating income                                            1,834           7,477
 Interest expense, net                                       5,322           5,070
 Amortization and other, net                                    12             668
-----------------------------------------------------------------------------------
 Income (loss) before income taxes                          (3,500)          1,739
 Income tax provision (benefits)                            (1,018)            371
-----------------------------------------------------------------------------------
 Net income (loss)                                       $  (2,482)      $   1,368
===================================================================================


-----------------------------------------------------------------------------------
 Earnings Per Share:
 Basic                                                   $   (0.17)      $    0.11
 Diluted                                                 $   (0.17)      $    0.11
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
 Basic shares                                               14,965          12,289
 Diluted shares                                             15,323          12,534
-----------------------------------------------------------------------------------

                         SEGMENT INFORMATION (UNAUDITED)
                                                          Three-month period ended
 In thousands                                             4/3/2005        4/4/2004
                                                         --------------------------
 Pounds:
 Commercial                                                 55,455          61,070
 Wholesale                                                  23,411          25,932
 Rod, bar, and other                                         4,893           6,350
-----------------------------------------------------------------------------------
 Total pounds                                               83,759          93,352
===================================================================================

 Net sales:
 Commercial                                              $ 153,070       $ 144,926
 Wholesale                                                  45,581          45,574
 Rod, bar, and other                                        14,831          15,305
-----------------------------------------------------------------------------------
 Total net sales                                         $ 213,482       $ 205,805
===================================================================================

 Gross Profit:
 Commercial                                              $   9,619       $  14,903
 Wholesale                                                    (124)          1,746
 Rod, bar, and other                                           565             836
-----------------------------------------------------------------------------------
 Total gross profit                                      $  10,060       $  17,485
===================================================================================

                                     -MORE-

 WLV Reports 1st Quarter Results
 Page 6
 April 29, 2005

                              WOLVERINE TUBE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)


 In thousands                                        4/3/2005      4/4/2004    12/31/2004
------------------------------------------------------------------------------------------
Assets:
 Cash and cash equivalents                           $ 15,263      $ 31,606      $ 35,017
 Accounts receivable                                  114,609       119,101        93,964
 Inventory                                            157,702       118,361       151,979
 Other current assets                                  10,557        10,893         6,905
 Deferred taxes, current                                7,194         5,574         7,707
 Property, plant and equipment, net                   193,507       194,904       194,966
 Other assets                                          96,646       100,956        96,920
------------------------------------------------------------------------------------------
 Total assets                                        $595,478      $581,395      $587,458
==========================================================================================

Liabilities and Stockholders' Equity:
 Accounts payables and other accrued expenses        $ 96,119      $ 81,872      $ 92,388
 Short-term borrowings                                    321         1,315         1,219
 Deferred income taxes                                     --           538            --
 Pension liabilities                                   29,366        23,307        27,915
 Long-term debt                                       242,401       274,474       237,022
 Other liabilities                                     19,648        18,109        19,412
------------------------------------------------------------------------------------------
 Total liabilities                                    387,855       399,615       377,956
------------------------------------------------------------------------------------------

 Stockholders' equity                                 207,623       181,780       209,502
------------------------------------------------------------------------------------------

 Total liabilities and stockholders' equity          $595,478      $581,395      $587,458
==========================================================================================

This press release contains, and our conference call will include, references to earning's before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA to income from continuing operations. Management believes EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis.

                 RECONCILIATION OF NET INCOME (LOSS) TO EARNINGS
        BEFORE INTEREST, TAXES, DEPRECIATION AND AMORIZATION (UNAUDITED)

                                                                        Three-month period ended
 In thousands                                                            4/3/2005        4/4/2004
                                                                       ---------------------------
 Net Income (loss)                                                        ($2,482)        $ 1,368
 Depreciation and amortization                                              4,293           4,668
 Interest expense, net                                                      5,322           5,070
 Income tax provision (benefit)                                            (1,018)            371
--------------------------------------------------------------------------------------------------
Earnings before interest, taxes, depreciation and amortization             $6,115         $11,477
==================================================================================================




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